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                                Exhibit 11.  Computation of Net Income Per Common Share
                                       (Amounts in Thousands except Share Data)

For the Year Ended
                                           June 29, 1996    July 1, 1995    July 2, 1994    July 3, 1993   June 27, 1992
Net income.............................     $   30,768       $   42,301      $   29,496      $   39,161     $   31,665
    Add - Interest and other costs of
    convertible subordinated debentures, net
    of applicable income taxes.........                                                             444          2,536
Net income for net income per common
 share.................................     $   30,768       $   42,301      $   29,496      $   39,605     $   34,201
Number of shares used in calculation
 of per common share data:
    Weighted average number of common
     shares outstanding during the year.    57,955,348       57,486,165      56,347,376      55,481,502     51,098,004
    Add (deduct) incremental shares
     composed of:
     Shares issuable upon conversion of
      8.25% subordinated debentures.....                                                         949,038     4,428,845
     Shares issuable upon exercise of
      employee stock options based on
      year-end market price.............       204,347          143,570         179,400          294,768       352,014
     Shares issuable upon award of
      performance shares and restricted
      stock award based on year-end
      market price......................      (710,204)        (762,444)       (915,174)        (976,235)      109,889
Weighted average number of shares used in
    calculation of net income per common
    share................................   57,449,491       56,867,291      55,611,602      55,749,073     55,988,752
Net income per common share..............   $      .54       $      .75      $      .53      $      .71     $      .61
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